SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2003

CARRAMERICA REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-11706 (Commission File Number)	52-1796339 (IRS Employer Identification Number)

1850 K Street, NW, Suite 500 Washington, DC (Address of principal executive offices)	20006 (Zip Code)

Registrant’s telephone number, including area code:

(202) 729-7500

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

Offering of 7.50% Series E Preferred Stock

On September 4, 2003, CarrAmerica Realty Corporation (the “Company”) entered into a Terms Agreement with Goldman, Sachs & Co. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein, which incorporates by reference an Underwriting Agreement, dated September 4, 2003, by and between the Company and Goldman, Sachs & Co., relating to the proposed public offering (the “Offering”) of 7,000,000 shares of the Company’s Series E Cumulative Redeemable Preferred Stock, with an underwriters’ option to purchase up to an additional 1,050,000 shares. The closing of this offering is expected to occur on September 25, 2003. Copies of the Underwriting Agreement and the Terms Agreement relating to the Offering are filed as exhibits to this report.

Redemption of Preferred Stock and Depositary Shares

The Company has called all the remaining outstanding shares of its Series B Cumulative Redeemable Preferred Stock and its Series C and Series D Depositary Shares representing its Series C and Series D Cumulative Redeemable Preferred Stock, respectively. The redemption date will be on or about October 12, 2003 for all outstanding shares.

The Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share plus $0.2499583 per share in accrued and unpaid dividends for the period from September 1, 2003 through and including the redemption date, without interest. From the redemption date forward, dividends on the Series B Preferred Stock will no longer accrue, and holders of the Series B Preferred Stock will have no rights other than the right to receive the redemption price, without interest, upon surrender of the Series B Preferred Stock.

The Series C Depositary Shares, each representing a 1/10 fractional interest of a share of the Company’s Series C

Cumulative Rede emable Preferred Stock, will be redeemed at a redemption price of $25.00 per depositary share plus $0.249375 per depositary share in accrued and unpaid dividends for the period from September 1, 2003 through and including the redemption date, without interest. From the redemption date forward, dividends on the Series C Depositary Shares and related preferred shares will no longer accrue, and holders of the shares will have no rights other than the right to receive the redemption price, without interest, upon presentation and surrender of the receipts evidencing the Series C Depositary Shares to EquiServe Trust Company, N.A., the redemption agent.

The Series D Depositary Shares, each representing a 1/10 fractional interest of a share of the Company’s Series D Cumulative Redeemable Preferred Stock, will be redeemed at a redemption price of $25.00 per depositary share plus $0.24645833 per depositary share in accrued and unpaid dividends for the period from September 1, 2003 through and including the redemption date, without interest. From the redemption date forward, dividends on the Series D Depositary Shares and related preferred shares will no longer accrue, and holders of the shares will have no rights other than the right to receive the redemption price, without interest, upon presentation and surrender of the receipts evidencing the Series D Depositary Shares to EquiServe Trust Company, N.A., the redemption agent.

Recent Accounting Change

On July 31, 2003, the Securities and Exchange Commission issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption of Induced Conversion of Preferred Stock.” Topic D-42 provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred stock redeemed over the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share. The Commission’s clarification of the guidance in Topic D-42 provides that the carrying amount of the preferred stock should be reduced by the related issuance costs.

The July 2003 clarification of Topic D-42 is effective for the Company beginning with the quarter ended September 30, 2003. The Company intends to redeem all of its outstanding Series B, Series C and Series D preferred stock with the net proceeds of the Offering and borrowing under its unsecured credit facility. The Company expects that such redemptions will result in a $0.12 reduction in its basic and diluted earnings per share (from continuing operations and in total) for the quarter ending December 31, 2003.

HQ Global Workplaces, Inc. Update

In 1997, we began making investments in HQ Global Workplaces, Inc. (“HQ Global”), a provider of executive office suites. On June 1, 2000, we, along with HQ Global, VANTAS Incorporated (VANTAS) and FrontLine Capital Group (FrontLine), consummated several transactions including (i) the merger of VANTAS with and into HQ Global, (ii) the acquisition by FrontLine of shares of HQ Global common stock from us and other stockholders of HQ Global, and (iii) the acquisition by VANTAS of our debt and equity interests in OmniOffices (UK) Limited and OmniOffices LUX 1929 Holding Company S.A.

On March 13, 2002, HQ Global filed for bankruptcy protection under Chapter 11 of the federal bankruptcy laws. During 1997 and 1998, to assist HQ Global as it grew its business, we provided guarantees of HQ Global’s performance under four office leases. In the course of its bankruptcy proceedings, HQ Global rejected two of these four leases.

One of the leases rejected by HQ Global is a sublease, which runs through March 2008, for approximately 26,000 square feet of space in downtown Manhattan. In June 2002, we received a demand for payment of the full amount of the guarantee. We joined with HQ Global in filing suit on July 24, 2002 in HQ Global’s bankruptcy proceedings asking the bankruptcy court to declare that, due to the surrender of the premises by HQ Global and the deemed acceptance by the landlord under the sublease of that surrender by virtue of its use of the premises, the lease was terminated by the landlord under the sublease not later than February 28, 2002. In light of our defenses and the uncertainty of these proceedings, we had not previously accrued any expense relating to this guarantee. However, on September 16, 2003, the bankruptcy court ruled that HQ Global did not effectively surrender the premises under the sublease and that the landlord under the sublease therefore could not be deemed to have accepted a surrender. Although we intend to appeal this ruling and to continue to defend the matter vigorously, in light of the unfavorable ruling, we have determined that we will likely accrue a provision for loss under this guarantee in the three month period ending September 30, 2003. We have not yet determined the amount of our likely exposure or the amount of loss provision we will recognize relating to this guarantee, however, as of September 22, 2003, we believe that our maximum possible exposure under this guarantee is approximately $6.3 million (consisting of unpaid lease payments due to date and the estimated remaining lease payments through the end of the sublease), plus an additional undetermined amount that the landlord may be entitled to recover for interest and legal costs. Any loss provision recognized relating to this guarantee will result in a reduction to our net income for the quarter in which it is recognized.

One of the guaranteed leases, which runs through January 2013, is for approximately 19,000 square feet of space in San Mateo, California. In the second quarter of 2002, we accrued a provision for loss under this guarantee of $6.9 million based on the assumption that HQ Global would reject this lease and based on our estimates of the mitigated damages that would be incurred under the lease. In January 2003, HQ Global assigned its interest as a tenant in this lease to us and we in turn subleased the space back to HQ Global at current market rates together with the right to participate in a portion of HQ Global’s future profits, if any, generated by its operations in the space. These agreements were subject to approval by the bankruptcy court and would have been enforceable only if HQ Global successfully reorganized and emerged from bankruptcy proceedings. On September 15, 2003, HQ Global’s plan of reorganization was approved by the bankruptcy court and is currently subject to appeal until September 25, 2003. As a result of the approval of HQ Global’s plan of reorganization, which contemplates its continued occupation of this space under the current sublease arrangement, we have determined that we will likely reduce our loss provision for this guarantee in the three month period ending September 30, 2003. We have not yet determined the amount of the adjustment to our loss provision relating to this guarantee. Any such adjustment will result in an increase in our net income for the quarter in which it is recognized.

Although we have not yet determined the exact amounts of the loss provision for the Manhattan lease guarantee or the adjustment to the loss provision for the San Mateo lease guarantee, we believe that the net effect of theseadjustments will result in a decrease in our net income and funds from operations for the three month period ending September 30, 2003. However, we currently believe that these adjustments will not have a material net effect on our financial condition or results of operations for the three month period ending September 30, 2003 or the year ending December 31, 2003.

Legal Proceeding

On September 3, 2003, IDT Corporation and its subsidiaries Winstar Communications, L.L.C. and Winstar of New Jersey, L.L.C filed a complaint in the United States District Court for the District of New Jersey against a group of REITs and real estate operating companies, including the Company and its subsidiary CarrAmerica Development, Inc., and an industry trade association relating to Winstar’s access to commercial real estate buildings for the provision of telecommunications services. The complaint alleges, among other things, that the Company and the other defendants engaged in anti-competitive activities, and interfered with Winstar’s ability to provide telecommunications services to its tenants, and seeks an unspecified amount of damages and certain injunctive relief.

No answer has been filed as of September 4, 2003. Due to the inherent uncertainties of the judicial process and the early stage of this action, the Company is unable to predict the outcome of this matter. While the Company intends to defend this matter vigorously, there can be no assurance that it will prevail in this matter or, if it does not prevail, what amount of damages would be awarded to Winstar. The Company cannot assure you that, if this matter is not resolved in its favor, it will not have a material adverse effect on the Company’s financial condition and results of operations.

Item 7. Exhibits

The following exhibits are filed as part of this report:

1.1	Underwriting Agreement, dated as of September 4, 2003, by and between the Company and Goldman, Sachs & Co.

1.2	Terms Agreement, dated as of September 4, 2003, by and among the Company and the several underwriters named therein, for which Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are acting as representatives

4.1	Articles Supplementary relating to Series E Cumulative Redeemable Preferred Stock of the Company

5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of securities

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

12.1	Statement regarding computation of ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends

23.1	Consent of Hogan & Hartson L.L.P. to the filing of Exhibit 5.1 herewith (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Hogan & Hartson L.L.P. to the filing of Exhibit 8.1 herewith (included in its opinion filed as Exhibit 8.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRAMERICA REALTY CORPORATION

Date: September 23, 2003	By:	/S/ KURT A. HEISTER
Kurt A. Heister
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit	Document

1.1	Underwriting Agreement, dated as of September 4, 2003, by and between the Company and Goldman, Sachs & Co.

1.2	Terms Agreement, dated as of September 4, 2003, by and among the Company and the several underwriters named therein, for which Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are acting as representatives

4.1	Articles Supplementary relating to Series E Cumulative Redeemable Preferred Stock of the Company

5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of securities

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

12.1	Statement regarding computation of ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends

23.1	Consent of Hogan & Hartson L.L.P. to the filing of Exhibit 5.1 herewith (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Hogan & Hartson L.L.P. to the filing of Exhibit 8.1 herewith (included in its opinion filed as Exhibit 8.1)